Exhibit 99.1


               SIMTEK REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

         Company Records $4.7 Million in Revenue, Book-To-Bill Above 1.5
         Q2 Revenue Guidance in the Range of $5.5 Million - $6.0 Million Projects First Profitable Quarter will be Q3 2006 Excluding non-Cash Charges
         Year 2006 Revenue Guidance Raised to $23 Million to $27 Million

COLORADO SPRINGS, Colorado- April 27, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the first quarter ended March 31, 2006.

Other Company Highlights:

     o Achieved record revenue and orders that exceeded the expected growth of the consolidated business

     o Proceeding smoothly with the integration of ZMD's nvSRAM business into Simtek Europe and Simtek US/Asia

     o Booked new orders in excess of $7 million in the quarter, resulting in significant backlog growth

     o Improved relationship with Chartered Semiconductor including additional capacity and credit terms

     o Expanded a joint business and product relationship with Cypress that was initiated in May 2005

     o Initiated qualification of 0.25-micron 256-kilobit device with real-time clock

     o Strengthened management with the additions of a vice president of operations and full-time chief financial officer

Consolidated revenue for the first quarter of 2006 is $4.7 million compared to $2.8 million in the fourth quarter of 2005, an increase of 70 percent, reflecting the effects of adding the nvSRAM business that was acquired from ZMD, as well as increasing demand. Net loss for the first quarter of 2006 was $1.9 million, or $0.01 per share, compared to a net loss of $1.8 million, or $0.02 per share, in the fourth quarter of 2005. Net loss in the first quarter includes non-cash charges of $448,000 for amortization of the non-compete agreement with ZMD, and $118,000 for expenses related to employee stock options, plus "first-time" operating expenses of $226,000 for Simtek's European subsidiary, Simtek GmbH. Excluding the non-cash charges the pro-forma net loss for the quarter was less than $1.4 million. There were no comparable charges in the fourth quarter of 2005 for these three first-quarter charges. As of March 31, 2006, the Company had an unrestricted cash balance of $2.8 million and a total cash balance of $5.1 million.

In future financial reports, Simtek will present consolidated results for the worldwide company. Pro-forma consolidated revenue for the two separate "pre-acquisition" entities in 2005 was just over $17 million. Consolidated revenue guidance for 2006 is being raised from $20 million to $25 million and is now projected to be in the range of $23 million to $27 million, an increase of between 35 percent and 50 percent year-over-year. Approximately $1.25 million in first quarter revenue can be loosely attributed to former ZMD business. $3.5 million came from Simtek's baseline business. Growth in Simtek's baseline business was from $2.8 million in the fourth quarter to $3.5 million in the first quarter or 25%.

Simtek projects revenue for the second quarter of 2006 to be in the range of $5.5 to $6.0 million, and expects to see a substantial reduction in operating losses for the second quarter from increased unit volume, higher average selling prices, and continued cost reductions. For the third and fourth quarters, the Company expects to be profitable, excluding the non-cash charges discussed above. Chartered Semiconductor is planning to increase wafer production in support of Simtek's consolidated worldwide demand for 0.8-micron products. Chartered and Dongbu Electronics are prepared to respond to increased orders for Simtek products based on potential new demand created by Cypress as part of the joint business development relationship with Simtek.

"Simtek is excited about the expansion of our engagement with Cypress Semiconductor and appreciate their willingness to prepay $4 million in non-refundable royalties," said Harold A. Blomquist, president and CEO of Simtek. "We are pleased to have them help Simtek accelerate and broaden new product introductions by investing their own engineering resources alongside ours. We continue to strengthen our management and engineering teams. Chris McComb joined us during the quarter as vice president of operations and is already helping to establish better manufacturing practices to support growth. I am pleased to report that Brian Alleman, who has been working as CFO for Simtek on a part-time basis since last June, has agreed to join the company full time. Our engineering and customer support team in Europe is fully up and running. I am excited about where the company is going. We are positioned well for the future."

The company announced that production qualification is underway for all three derivative devices from the 0.25-micron 1 megabit nvSRAM family including the 1 megabit device with real-time clock, the 256-kilobit device, and the 256-kilobit device with real-time clock. Full qualification is projected to be completed on all three products in the second quarter.



Following is reconciliation* of the Pro-forma financial measures to the most comparable GAAP financial measures:


Unaudited                                                                 Three Months Ended      Three Months Ended
(Amounts in thousands, except per share amounts)                            March 31, 2006        December 31, 2005
Loss from Continuing Operations as reported                                   $ (1,936)              $ (1,849)

Adjusted-GAAP items:
Amortization of Non-compete Agreement                                              448                      -
Costs associated with employee stock options                                       119                      -
                                                                              ---------              --------
Pro-forma Loss from Continuing Operations                                     $ (1,369)              $ (1,849)
                                                                              ========               ========

Per Share Data:
Loss from Continuing Operations as reported                                   $  (0.01)              $  (0.02)

Amortization of Non-compete Agreement                                         $      -               $      -
Costs associated with employee stock options                                  $      -               $      -
                                                                              --------               --------
Pro-forma Loss Per Share from Continuing Operations                           $  (0.01)              $  (0.02)
                                                                              ========               ========

* pursuant to the requirements of Regulation G.

Simtek reports net income or loss in accordance with GAAP and additionally uses pro-forma financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these pro-forma measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

As of March 31, 2006 there were 146,920,843 shares outstanding. On a fully diluted basis the share count at the end of the first quarter of 2006 was 200,645,543.

Simtek anticipates holding its 2006 Annual Shareholders' Meeting in late June. Further information will be announced separately.


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Simtek Corporation
Condensed Consolidated Statement of Income
Amounts in Thousands
Unaudited

                                                                       Three Months Ended
                                                                    March 31,       Dec. 31,
                                                                      2006            2005
Revenue                                                             $  4,747        $  2,794

Cost of sales                                                          3,473           2,100
                                                                    --------        --------

Gross profit                                                           1,274             694

Engineering, selling and administrative expenses                       3,189           2,517
                                                                    --------        --------

Loss from operations                                                  (1,915)         (1,823)

Other income (expense), net                                              (21)            (26)
                                                                    --------        --------

Loss from continuing operations before income taxes                   (1,936)         (1,849)

Provision for income taxes                                                 -               -
                                                                    --------        --------

Loss from continuing operations                                       (1,936)         (1,849)

Loss from discontinued operations                                          -              (2)
                                                                    --------        --------

Net loss                                                            $ (1,936)       $ (1,851)
                                                                    ========        ========

Net loss per common share                                           $  (0.01)       $  (0.02)
                                                                    ========        ========


About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.




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Conference Call

Simtek management's investor teleconference will be webcast live at www.companyboardroom.com and at www.simtek.com and will be available thereafter on both websites for replay for 90 days, beginning several hours after the completion of the call. Simtek is introducing a new teleconference webcast with today's call, which will reach a much broader population of parties who are interested in semiconductors and Simtek.

How to participate on the teleconference portion of Simtek's first-quarter 2006 results call on April 27, 2006 at 10:00am Eastern Daylight Time:

Call 1-800-500-0177 (U.S. toll-free number) or 719-457-2679 (local) and mention ID code: SRAM. The conference call will be webcast live and can be heard at www.fulldisclosure.com on the Company's website: www.simtek.com.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com